Exhibit 6.7

TO THE STARS ACADEMY OF ARTS AND SCIENCE INC.

NOTICE OF GRANT OF STOCK OPTION

Notice is hereby given of the following option grant (the "Option") to purchase shares of the Class A Common Stock of To The Stars Academy of Arts and Science Inc. (the "Corporation"):

Optionee: Kari DeLonge

Grant Date: June 6, 2017

Vesting Commencement Date: June 7, 2017

Exercise Price: $0.003 per share

Number of Option Shares: 5,000,000 shares of Class A Common Stock

Expiration Date: June 6, 2027

Type of Option:	X	Incentive Stock Option

Non-Statutory Stock Option

Vesting Schedule: Three million five hundred thousand (3,500,000) of the Option Shares shall be vested and exercisable on the Grant Date. The balance of the Option Shares shall vest and become exercisable in a series of thirty-six (36) successive equal monthly installments upon Optionee's completion of each additional month of Service over the thirty-six (36)-month period measured from the Grant Date. The Option shall not vest with respect to any additional Option Shares following Optionee's cessation of Service, except to the extent (if any) specifically authorized by the Plan Administrator in its sole discretion pursuant to an express written agreement with Optionee.

Optionee understands and agrees that the Option is granted subject to and in accordance with the terms of the To The Stars Academy of Arts and Science Inc. 2017 Stock Incentive Plan (the "Plan"). Optionee further agrees to be bound by the terms of the Plan and the terms of the Option as set forth in the Stock Option Agreement attached hereto as Exhibit A. Optionee understands that any Option Shares purchased under the Option will be subject to the terms set forth in the Notice of Exercise and Purchase Agreement attached hereto as Exhibit B. Optionee hereby acknowledges receipt of a copy of the Plan in the form attached hereto as Exhibit C.

NOTICE OF STATUS AS PUBLIC BENEFIT CORPORATION. OPTIONEE IS HEREBY GIVEN NOTICE PURSUANT TO SECTION 362(C) OF THE DELAWARE GENERAL CORPORATION LAW (THE "DGCL") THAT THE CORPORATION IS A PUBLIC BENEFIT CORPORATION FORMED IN ACCORDANCE WITH SUBCHAPTER XV OF THE DGCL.

RIGHTS OF FIRST REFUSAL. OPTIONEE HEREBY AGREES THAT ALL OPTION SHARES ACQUIRED UPON THE EXERCISE OF THE OPTION SHALL BE SUBJECT TO CERTAIN RIGHTS OF FIRST REFUSAL EXERCISABLE BY THE CORPORATION AND ITS ASSIGNS. THE TERMS OF SUCH RIGHTS ARE SPECIFIED IN THE ATTACHED NOTICE OF EXERCISE AND PURCHASE AGREEMENT.

At Will Employment. Nothing in this Notice or in the attached Stock Option Agreement or Plan shall confer upon Optionee any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Parent or Subsidiary employing or retaining Optionee) or of Optionee, which rights are hereby expressly reserved by each, to terminate Optionee's Service at any at me for any reason, with or without cause.

Definitions. All capitalized terms in this Notice shall have the meaning assigned to them in this Notice or in the attached Stock Option Agreement.

DATED: June 7, 2017

TO THE STARS ACADEMY OF ARTS AND SCIENCE INC.

By:	/s/ Thomas M. DeLonge
Thomas M. DeLonge, President

/s/ KARI DELONGE
KARI DELONGE

Address:

Personal Email Address:

Attachments:

Exhibit A - Stock Option Agreement

Exhibit B – Notice of Exercise and Purchase Agreement

Exhibit C - 2017 Stock Incentive Plan

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